Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders of NSTAR:

We have reviewed the accompanying consolidated balance sheet of NSTAR and its subsidiaries as of March 31, 2007, and the related consolidated statements of income, retained earnings and comprehensive income for each of the three-month periods ended March 31, 2007 and March 31, 2006 and the consolidated statement of cash flows for three-month periods ended March 31, 2007 and March 31, 2006. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2006, and the related consolidated statements of income, comprehensive income, retained earnings, and of cash flows for the year then ended, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006; and in our report dated February 16, 2007, we expressed unqualified opinions thereon. As discussed in Note E to the accompanying consolidated financial statements, effective January 1, 2007, the Company adopted FASB Interpretation No. 48 (FIN 48),  Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No.109). In addition, as discussed in Note A (4) to the accompanying consolidated financial statements, effective December 31, 2006, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R). The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting referred to above are not presented herein.  In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2006, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 1, 2007